Exhibit (2)(l)

Dechert LLP 1900 K Street, N.W. Washington, D.C. 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax

July 24, 2026

Hartford Schroders Private Opportunities Fund 690 Lee Road Wayne, Pennsylvania 19087

Re:	Hartford Schroders Private Opportunities Fund

Registration Statement on Form N-2

Dear Sir or Madam:

As counsel for Hartford Schroders Private Opportunities Fund, a Delaware statutory trust (the “Fund”), we are familiar with the Fund’s registration statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended (File No. 811-23776), and amendments thereto (collectively, the “Registration Statement”) relating to the issuance and sale by the Fund of its shares of beneficial interest (the “Shares”). We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and the resolutions of the board of trustees of the Fund relating to, among other things, the authorization and issuance of the Shares, and we are familiar with the Fund’s Amended and Restated Agreement and Declaration of Trust and By-Laws.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Fund).

Based upon the foregoing, we are of the opinion that the Fund’s Shares proposed to be sold pursuant to the Registration Statement will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Fund against receipt of the net asset value of the shares of the Fund, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the U.S. Securities and Exchange Commission, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP